EXHIBIT 4.10

Description of Medium-Term Notes, Series H, 3.300% Notes Due 2024
The following is a description of Caterpillar Financial Service Corporation’s Medium-Term Notes, Series H, 3.300% Notes Due 2024 (the “Notes”). The following summary of specified provisions of the Indenture (defined below) and the Notes does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the actual provisions of the Indenture, including the definitions contained in the Indenture of some of the terms used below, and the Notes. A copy of the Indenture has been filed as an exhibit to this Annual Report on Form 10-K and the form of Medium-Term Note (Fixed Rate) was filed as an exhibit to the Registration Statement on Form S-3 filed by Caterpillar Financial Services Corporation (“Cat Financial”) with the Securities and Exchange Commission on April 4, 2014.
General
Cat Financial issued the Notes as a part of a series of debt securities (designated Medium-Term Notes, Series H) under an Indenture, dated as of April 15, 1985, as supplemented by the First, Second, Third and Fourth Supplemental Indentures, dated as of May 22, 1986, March 15, 1987, October 2, 1989 and October 1, 1990, respectively (collectively, the “Indenture”), between the Company and U.S. Bank Trust National Association, as successor trustee (the “Trustee”). The term “debt securities,” as used in this Exhibit, refers to all securities that may be issued under the Indenture, including the Notes.
The Notes are unsecured obligations of Cat Financial and rank equally with its other unsecured and unsubordinated indebtedness from time to time outstanding. Cat Financial may issue as many distinct series of debt securities under the Indenture as it wishes. The Indenture does not limit the aggregate principal amount of debt securities that Cat Financial may issue.
The Notes are part of the same series of debt securities as Cat Financial’s previously issued Medium-Term Notes, Series H. As the Notes constitute a single series of debt securities under the Indenture, holders of the Notes will vote with holders of all other tranches of the Medium Term Notes, Series H, as a single class. Cat Financial may issue an unlimited principal amount of its Medium-Term Notes, Series H.
The Notes are not subject to any sinking fund. The Notes are not subject to mandatory or optional redemption or to repayment at the option of the holders.
Reopened Issues
Cat Financial may “reopen” the issuance of the Notes at any time by offering additional notes with terms identical (other than issue date and issue price) to those of existing Notes, provided that any new notes would be treated as fungible with the original notes for United States federal income tax purposes.
Book-Entry Notes and Form
The Notes were issued in the form of one or more fully registered global note (the “Global Note”) deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of Cede & Co., the Depository’s nominee. Beneficial interests in the Global Note are represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in the Depository.

Terms of the Notes
As of December 31, 2019, the aggregate outstanding principal amount of the Notes was $450,000,000. Notes in the principal amount of $250,000,000 were issued on June 9, 2014 and additional Notes in the principal amount of $200,000,000 were issued on May 11, 2017.
The Notes are listed on the New York Stock Exchange under the symbol CAT/24.
The Notes mature on June 9, 2024 (the “Maturity Date”). The Notes bear interest at 3.300% per annum until the principal is paid or made available for payment. Interest on the Notes is payable semi-annually on the 9th of June and December of each year (each, an “Interest Payment Date”), ending on the Maturity Date.
Interest payments on the Notes equal the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for, to but excluding the related Interest Payment Date or date of maturity, as the case may be.
Interest on the Notes is computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date or the maturity of the Notes falls on a day that is not a Business Day (as defined below), the payment of principal, premium, if any, and interest may be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such Interest Payment Date or maturity, as the case may be.
The Notes were issued in denominations of $1,000 and integral multiples of $1,000 above that amount. The Notes are denominated in U.S. dollars and payments of principal, premium and interest on the notes are made in U.S. dollars.
“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.
Certain Restrictions
Support Agreement. Cat Financial has a support agreement with Caterpillar Inc. ("Caterpillar") which provides, among other things, that Caterpillar will:

•	remain directly or indirectly, Cat Financial’s sole owner;

•	ensure that Cat Financial will maintain a tangible net worth of at least $20 million;

•	permit Cat Financial to use (and Cat Financial is required to use) the name "Caterpillar" in the conduct of its business; and

•	ensure that Cat Financial maintains a ratio of earnings and interest expense (as defined in the support agreement) to interest expense of not less than 1.15 to 1.
The Indenture provides that Cat Financial:

•	will observe and perform in all material respects all of its covenants or agreements contained in the support agreement;

•	to the extent possible, will cause Caterpillar to observe and perform in all material respects all covenants or agreements of Caterpillar contained in the support agreement; and

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will not waive compliance under, amend in any material respect or terminate the support agreement; provided, however, that the support agreement may be amended if that amendment would not have a material adverse effect on the holders of any outstanding debt securities of any series or if the holders of at least 66 2/3% in principal amount of the outstanding debt securities of each series so affected (excluding from the amount so outstanding and from such holders, the holders of such series who are not so affected) shall waive compliance with the provisions of this section insofar as it relates to that amendment.

The support agreement is not a guarantee by Caterpillar of the Notes or of any other obligations, indebtedness or liabilities of Cat Financial.
Restrictions on Liens and Encumbrances. Cat Financial will not create, assume or guarantee any secured debt without making effective provision for securing the Notes (and, if Cat Financial so determine, any other indebtedness of Cat Financial or guaranteed by Cat Financial), equally and ratably with that secured debt. The term "secured debt" means indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on any of Cat Financial’s property of any character. This covenant does not apply to debt secured by:

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certain mortgages, pledges, liens, security interests or encumbrances in connection with the acquisition, construction or improvement of any fixed asset or other physical or real property by Cat Financial;

•	mortgages, pledges, liens, security interests or encumbrances on property existing at the time of acquisition thereof, whether or not assumed by Cat Financial;

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mortgages, pledges, liens, security interests or encumbrances on property of a corporation existing at the time that corporation is merged into or consolidated with Cat Financial or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to Cat Financial;

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mortgages, including mortgages, pledges, liens, security interests or encumbrances, on Cat Financial’s property in favor of the United States of America, any state thereof or any other country, or any agency, instrumentality or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to those mortgages;

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any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage, pledge, lien or encumbrance referred to in the foregoing four items; or

•	any mortgage, pledge, lien, security interest or encumbrance securing indebtedness owing by Cat Financial to one or more of its wholly-owned subsidiaries.
Notwithstanding the above, Cat Financial may, without securing the Notes, create, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that, after giving effect thereto, the aggregate amount of all secured debt then outstanding (not including secured debt permitted under the foregoing exceptions) at such time does not exceed 5% of its consolidated net tangible assets. The Indenture provides that Cat Financial will not consolidate or merge with, and will not convey, transfer or lease its property, substantially as an entirety, to, another corporation if as a result any of its properties or assets would become subject to a lien or mortgage not permitted by the terms of the Indenture unless effective provision is made to secure the Notes equally and ratably with (or prior to) all indebtedness thereby secured.

The term "consolidated net tangible assets" means, as of any particular time, the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any such liability that by its terms is extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, excess of cost over assets acquired, patents, copyrights, trademarks, tradenames, unamortized debt discount and expense and other like intangibles, all as shown in Cat Financial’s and its subsidiaries' most recent consolidated financial statements prepared in accordance with generally accepted accounting principles.
The term "subsidiary," as used in this section, means any corporation of which more than 50% of the outstanding stock having ordinary voting power to elect directors is owned directly or indirectly by Cat Financial or by one or more other corporations, more than 50% of the outstanding stock of which is similarly owned or controlled.
The Trustee
U.S. Bank Trust National Association serves as Trustee under the Indenture. The Indenture contains certain limitations on the right of the Trustee, as a creditor of Cat Financial, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under the Indenture the Trustee is a creditor of Cat Financial.
Events of Default and Notices
The following events are defined in the Indenture as "events of default" with respect to debt securities of any series, including the Notes:

•	failure to pay principal of or premium, if any, on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series when due, continued for 60 days;

•	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

•	default in the performance, or breach, of any term or provision of those covenants contained in the Indenture that are described under "—Certain Restrictions—Support Agreement";

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failure to perform any of Cat Financial’s other covenants in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of debt securities other than that series), continued for 60 days after written notice given to Cat Financial by the Trustee or the holders of at least 25% in principal amount of the debt securities outstanding and affected thereby;

•	Caterpillar or one of its wholly-owned subsidiaries shall at any time fail to own all of the issued and outstanding shares of Cat Financial’s capital stock;

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default in payment of principal in excess of $10,000,000 or acceleration of any indebtedness for money borrowed in excess of $10,000,000 by Cat Financial (including a default with respect to debt securities of any series other than that series), if such indebtedness has not been discharged or becomes no longer due and payable or such acceleration has not been rescinded or annulled, within 10 days after written notice given to Cat Financial by the Trustee or the holders of at least 10% in principal amount of the outstanding debt securities of that series;

•	certain bankruptcy, insolvency or reorganization events relating to Cat Financial;

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certain bankruptcy, insolvency or reorganization events relating to Caterpillar or one of its subsidiaries if those events affect any significant part of Cat Financial’s assets or those of any of its subsidiaries; and

•	any other event of default provided with respect to debt securities of that series.
If an event of default with respect to debt securities of any series at the time outstanding shall occur and be continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, that portion of the principal amount as may be specified in the terms of that series) of all debt securities of that series to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul that declaration and its consequences.
The Indenture provides that the Trustee, within 90 days after the occurrence of a default with respect to any series of debt securities, will give to the holders of debt securities of that series notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods), provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any debt security, the Trustee will be protected in withholding that notice if it in good faith determines that the withholding of that notice is in the interest of the holders of debt securities.
Cat Financial is required to furnish to the Trustee annually a statement by certain of its officers to the effect that to the best of their knowledge Cat Financial is not in default in the fulfillment of any of its obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each default.
The holders of a majority in principal amount of the outstanding debt securities of any series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, exercising any trust or power conferred on the Trustee with respect to the debt securities of that series, and to waive certain defaults.
Under the Indenture, record dates may be set for certain actions to be taken by the holders with respect to events of default, declaring an acceleration, or rescission and annulment thereof, the direction of the time, method and place of conducting any proceeding for any remedy available to the Trustee, exercising any trust or power conferred on the Trustee or waiving any default.
The Indenture provides that in case an event of default shall occur and be continuing, the Trustee will exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to those provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of debt securities unless they have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with that request.
The occurrence of an event of default under the Indenture may give rise to a cross-default under other series of debt securities issued under the Indenture and other indebtedness of Cat Financial which may be outstanding from time to time.
Modification and Waiver
Modifications and amendments of the Indenture may be made by Cat Financial and the Trustee with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of the outstanding debt securities issued under the Indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without a consent of each holder of such debt securities affected thereby:

•	change the stated maturity date of the principal of or premium, if any, or any installment of interest, if any, on any such debt security;

•	reduce the principal amount of or premium, if any, or the interest, if any, on any such debt security or the principal amount due upon acceleration of an original issue discount security;

•	change the place or currency of payment of principal of or premium, if any, or interest, if any, on any such debt security;

•	impair the right to institute suit for the enforcement of any such payment on or with respect to any such debt security;

•	reduce the above-stated percentage of holders of debt securities necessary to modify or amend the Indenture; or

•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive compliance with certain provisions of the Indenture or for waiver of certain defaults.
A record date may be set for certain actions of the holders with respect to consenting to any amendment.
Certain modifications and amendments of the Indenture may be made by Cat Financial and the Trustee without the holders of outstanding debt securities consenting. These changes are limited to clarifications and changes that would not adversely affect the debt securities of that series in any material respect. Nor does Cat Financial need any approval to make changes that affect only debt securities to be issued under the Indenture after the changes take effect.
The holders of not less than 66 2/3% in aggregate principal amount of each series of the outstanding debt securities issued under the Indenture may prospectively waive, insofar as that series is concerned, Cat Financial’s compliance with certain restrictive provisions of the Indenture. The holders of at least a majority in aggregate principal amount of each series of the outstanding debt securities issued under the Indenture may, on behalf of the holders of all outstanding debt securities of that series, waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on any outstanding debt securities of that series or in respect of an Indenture covenant which cannot be modified or amended without the consent of each holder of such debt securities.
The Indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture, a debt security will not be "outstanding" if (i) it has been surrendered for cancellation; (ii) Cat Financial has deposited or set aside, in trust for its holder, money for its payment or redemption; (iii) the security has been paid by Cat Financial pursuant to the Indenture or exchanged for other debt securities; or (iv) Cat Financial or one of its affiliates own the security.
The Indenture also provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder:

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the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of that determination upon acceleration of the maturity thereof; and

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the principal amount of a debt security denominated in a foreign currency or a composite currency will be the U.S. dollar equivalent, determined on the basis of the rate of exchange on the Business Day immediately preceding the date of the original issuance of the debt security in good faith, of the principal amount of that debt security (or, in the case of an original issue discount security, the U.S. dollar equivalent, determined based on the rate of exchange prevailing on the business day immediately preceding the date of original issuance of that debt security, of the amount determined as provided in the first item above).

Governing Law
The Indenture and the Notes are governed by and construed in accordance with the laws of the State of New York.